SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2004

DANAHER CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-08089	59-1995548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2099 Pennsylvania Avenue, N.W.

Washington, D.C. 20006-1813

(Address of Principal Executive Offices and Zip Code)

(202) 828-0850

(Registrant’s telephone Number, including area code)

Not applicable

(Former name or former address, if changed since last report)

ITEM  2.                                                  ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to the Offer Agreement dated December 11, 2003 by and among Danaher Corporation (“Danaher”), DH Denmark Holding ApS (“DH Denmark”) and Radiometer A/S (“Radiometer”), DH Denmark, an indirect, wholly-owned subsidiary of Danaher, conducted an all cash tender offer to acquire all of the outstanding shares of Radiometer at a price of DKK 460 per share.  The tender offer price was determined through arms-length negotiations between Danaher and Radiometer.  In the tender offer, which expired at 8:00 PM Danish time on January 21, 2004, approximately 95.4% of the share capital of, and 97.9% of the voting interests in, Radiometer were validly tendered and DH Denmark acquired these shares on January 27, 2004.  DH Denmark has submitted a mandatory tender offer for the remaining, untendered shares of Radiometer as required under Danish law, and to the extent any Radiometer shares remain outstanding following such mandatory tender offer, Danaher expects to have DH Denmark effect a compulsory redemption of the remaining shares.  The Offer Agreement is attached as Exhibit 2.1 to this Report on Form 8-K.

The total consideration paid for the Radiometer shares acquired on January 27, 2004 is approximately DKK4,236,000,000 (approximately US$715,000,000) in cash, and once all Radiometer shares are acquired the total consideration paid is expected to be approximately DKK4,400,000,000 (approximately $745,000,000) in cash.  Danaher is funding the consideration paid for the Radiometer shares from available cash and short-term investments.

Radiometer, headquartered in Copenhagen, Denmark, is a leading producer of medical instruments and accessories for blood gas analysis.  Danaher presently intends to use the equipment and other physical property of Radiometer generally for the same purposes as used by Radiometer.

ITEM  7.                                                  FINANCIAL  STATEMENTS  AND  EXHIBITS

(c)                                  Exhibits:

2.1	Offer Agreement dated December 11, 2003 by and among Danaher Corporation, DH Denmark Holding ApS and Radiometer A/S*

2.2	Irrevocable Undertaking dated December 11, 2003 by and among Investeringsselskabet af 30.4.1992 A/S, Danaher Corporation, DH Denmark Holding ApS and Johan Schroder A/S

*  Certain Annexes have been omitted. Danaher agrees to furnish supplementally a copy of any omitted annex to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

	By:	/s/ Patrick W. Allender
		Name:	Patrick W. Allender
		Title:	Executive Vice President, Chief Financial Officer and Secretary

Dated: February 6, 2004

EXHIBIT INDEX

Exhibit No.	Description

2.1	Offer Agreement dated December 11, 2003 by and among Danaher Corporation, DH Denmark Holding ApS and Radiometer A/S*

2.2	Irrevocable Undertaking dated December 11, 2003 by and among Investeringsselskabet af 30.4.1992 A/S, Danaher Corporation, DH Denmark Holding ApS and Johan Schroder A/S